Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-132747

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Autocallable Optimization Securities with Contingent Protection Linked to the common stock of General Electric Company	$9,425,460.00	$370.42
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated March 27, 2006 and Prospectus Supplement dated April 4, 2008)

Autocallable Optimization Securities with Contingent Protection

Tactical Strategies for Flat or Bullish Markets

UBS AG $9,425,460 Securities linked to the common stock of General Electric Company, due July 20, 2009

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are securities issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific company (the “underlying stock”). The Securities are designed for investors who believe that the price of the underlying stock will increase during the Observation Period. The Securities will be called automatically if the underlying stock closes at or above the Starting Price on any Observation Date. Investors must be willing to risk losing up to 100% of their principal amount invested if the Securities have not been called and the underlying stock closes below the Trigger Price on any trading day during the Observation Period. Investors will receive a positive return on their Securities only if the underlying stock closes at or above the Starting Price on any Observation Date, including the Final Valuation Date. The contingent protection feature applies only if you hold the Securities to maturity.

Features
☐	Positive Call Return in Flat or Bullish Scenarios — The Securities will be automatically called and you will receive a positive return on your investment if the closing price of the underlying stock on any Observation Date is at or above the Starting Price.
☐	Contingent Principal Protection — The Securities provide limited principal protection only if the underlying stock never closes below the Trigger Price on any trading day during the Observation Period, and you hold the Securities to maturity.

Key Dates

Trade Date	July 11, 2008
Settlement Date	July 16, 2008
Final Valuation Date*	July 14, 2009
Maturity Date*	July 20, 2009
*	Subject to postponement in the event of a market disruption event, as described in the product supplement.

Security Offerings

These terms relate to securities linked to General Electric Company. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Stocks	Call Return	Starting Price	Trigger Price	CUSIP	ISIN
Common stock of General Electric Company	24.05%	$27.66	$20.75, which is 75% of the Starting Price	90264L139	US90264L1391

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Autocallable Optimization Securities with Contingent Protection (AOS CP) product supplement relating to the Securities, the accompanying prospectus and this pricing supplement. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-10 of the AOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
General Electric Company	$9,425,460.00	$10.00	$164,945.55	$0.175	$9,260,514.45	$9.825

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated July 11, 2008

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement dated April 4, 2008:

http://www.sec.gov/Archives/edgar/data/1114446/000139340108000243/v109453_690146-424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “AOS CP product supplement” mean the UBS product supplement, dated April 4, 2008, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Investor Suitability

The Securities may be suitable for you if:

♦	You are willing to risk losing up to 100% of your principal amount invested
♦	You believe the underlying stock will not close below the Trigger Price on any trading day during the Observation Period
♦	You believe the underlying stock will close at or above the Starting Price on one of the specified Observation Dates, including the Final Valuation Date
♦	You are willing to hold Securities that will be called on any Observation Date on which the underlying stock closes at or above the Starting Price, or you are otherwise willing to hold the Securities to maturity
♦	You believe the underlying stock will remain stable for the term of the Securities and will close at or above the Starting Price on the Final Valuation Date
♦	You are willing to make an investment whose return is limited to the stated Call Return, an annualized return of 24.05%.
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market

The Securities may not be suitable for you if:

♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount
♦	You seek an investment that is 100% principal protected
♦	You believe the underlying stock will close below the Trigger Price on at least one trading day during the Observation Period and that at maturity the Underlying Return will be negative
♦	You seek an investment whose return is not limited to the stated Call Return, an annualized return of 24.05%
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to hold Securities that will be called on any Observation Date on which the underlying stock closes at or above the Starting Price, or you are otherwise unable or unwilling to hold the Securities to maturity
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You seek current income from your investment

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10.00 per Security
Term	12 months, unless earlier called
Call Feature	The Securities will be called automatically if the closing price of the underlying stock on any Observation Date is at or above the Starting Price.
Observation Dates	Quarterly, on October 10, 2008, January 9, 2009, April 9, 2009, and July 14, 2009.
Call Settlement Dates	Three business days following the Observation Date.
Call Return	If the Securities are called, investors will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price for each Security will be based upon the Call Return for such Security, which is an annualized rate of return. The annualized rate of return for Securities linked to the common stock of General Electric Company is equal to 24.05% per annum.
	Securities linked to the common stock of General Electric Company
Observation Dates	Accrued Call Return	Call Price (per $10.00)
October 10, 2008	6.013%	$10.60
January 9, 2009	12.025%	$11.20
April 9, 2009	18.038%	$11.80
July 14, 2009	24.050%	$12.41

Payment at Maturity (per Security)	If the Securities are not called and the closing price of the underlying stock never closes below the Trigger Price on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.
If the Securities are not called and the closing price of the underlying stock closes below the Trigger Price on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to:
$10.00 × (1 + Underlying Return);
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying stock declines.

Underlying Return	Ending Price – Starting Price Starting Price
Trigger Price	$20.75, which is 75% of the Starting Price
Observation Period	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.

Starting Price	The closing price of the underlying stock on the Trade Date divided by the Stock Adjustment Factor. The Stock Adjustment Factor will equal 1.0 and will not be adjusted except upon the occurrence of certain corporate events.* Upon any such adjustment to the Stock Adjustment Factor, the Starting Price and the Trigger Price will be recalculated based upon the adjusted Stock Adjustment Factor.
Ending Price	The closing price of the underlying stock on the Final Valuation Date.
Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the underlying stock declines.

*	For a description of such corporate events, see “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-25 of the AOS CP product supplement.

Hypothetical examples of how the Securities perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	12 months
Starting Price:	$27.66
Call Return:	24.050% per annum (or 6.013% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$20.75 (which is 75% of the Starting Price)

Example 1  —  Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$28 (at or above Starting Price, Securities are called)
Call Price (per $10.00):	$10.60

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total of $10.60 per $10.00 principal amount (6.013% total return on the Securities).

Example 2  —  Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$21 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$22 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$24 (below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$30 (above Starting Price, Securities are called)

Call Price (per $10.00):	$12.41

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total of $12.41 per $10.00 principal amount (24.050% total return on the Securities).

Example 3  —  Securities are NOT Called and the underlying stock never closes below the Trigger Price on any trading day during the Observation Period

Closing Price at first Observation Date:	$24 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$21 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$23 (below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$25 (below Starting Price, Securities NOT called)

Settlement Amount (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (0% total return on the Securities). The Securities are not called during the Observation Period and the underlying stock never closes below the Trigger Price on any trading day during the Observation Period.

Example 4  —  Securities are NOT Called and the underlying stock closes below the Trigger Price on at least one trading day during the Observation Period

Closing Price at first Observation Date:	$22 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$25 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$18 (below Starting Price and Trigger Price, Securities NOT called)
Closing Price at Final Valuation Date:	$22.13 (below Starting Price, Securities NOT called)

Settlement Amount (per $10.00)	$10.00 × [1 + Underlying Return]
$10.00 × (1 – 20%)
$ 8.00

Since the Securities are not called and the underlying stock has closed below the Trigger Price on at least one trading day during the Observation Period, at maturity you will receive a total of $8.00 per $10.00 principal amount (a 20% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying stock. Some of the risks that apply to the offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on the underlying stock increasing in value and you may lose some or all of your principal if the Securities are not called and the underlying stock closes below the Trigger Price on any trading day during the Observation Period.
♦	The call feature limits your potential return — The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the appreciation of the underlying stock. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.
♦	Contingent principal protection — The Securities provide limited principal protection only if the underlying stock never closes below the Trigger Price on any trading day during the Observation Period, and you hold the Securities to maturity.
♦	No interest or dividend payments — You will not receive any interest payments on the Securities and you will not receive nor be entitled to receive any dividend payments or other distributions on the underlying stock.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial discount.
♦	Owning the Securities is not the same as owning the underlying stock — The return on your Securities may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Securities.
♦	Credit of issuer — An investment in the Securities is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying stock; the volatility of the underlying stock; the dividend rate paid on the underlying stock; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to the underlying stock and its issuer, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the issuer of the underlying stock, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	Limited antidilution protection — Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. Consequently, this could affect the calculation of the Underlying Return, the market value of the Securities and the amount payable at maturity of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-25 of the AOS CP product supplement.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying stock, may adversely affect the market price of the underlying stock and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine whether the closing price of the underlying stock on any trading day has fallen below the Trigger Price and the payment at maturity on the Securities. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations could affect the value of the underlying stock, and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Information about the Underlying Stock

Included on the following pages is a brief description of the underlying issuer of the underlying stock. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying stock. The information given below is for the four calendar quarters in each of 2003, 2004, 2005, 2006 and 2007. Full data is provided for the first and second calendar quarters of 2008 and partial data is provided for the third calendar quarter of 2008. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

General Electric Company

According to publicly available information, General Electric Company (“General Electric”) develops, manufactures, and markets jet engines, power plant turbines, locomotives, medical imaging equipment, as well as provides private label credit cards. General Electric is also involved in real estate, loans, aircraft leasing, large appliances, and security and water treatment. Information filed by General Electric with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-35, or its CIK Code: 0000040545. General Electric’s website is http://www.ge.com. General Electric’s common stock is listed on the New York Stock Exchange under the ticker symbol “GE.”

Historical Information

The following table sets forth the quarterly high and low closing prices for General Electric’s common stock, based on daily closing prices on the primary exchange for General Electric, as reported by Bloomberg. General Electric’s closing price on July 11, 2008 was $27.66.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$28.00	$22.17	$25.50
4/1/2003	6/30/2003	$31.34	$26.13	$28.68
7/1/2003	9/30/2003	$32.11	$27.10	$29.81
10/1/2003	12/31/2003	$31.10	$27.81	$30.98
1/2/2004	3/31/2004	$34.19	$29.18	$30.52
4/1/2004	6/30/2004	$33.42	$29.95	$32.40
7/1/2004	9/30/2004	$34.46	$31.52	$33.58
10/1/2004	12/31/2004	$37.48	$32.90	$36.50
1/3/2005	3/31/2005	$36.59	$35.13	$36.06
4/1/2005	6/30/2005	$37.18	$34.61	$34.65
7/1/2005	9/30/2005	$35.63	$32.85	$33.67
10/3/2005	12/30/2005	$36.20	$32.68	$35.05
1/3/2006	3/31/2006	$35.48	$32.31	$34.78
4/3/2006	6/30/2006	$35.16	$32.88	$32.96
7/3/2006	9/29/2006	$35.48	$32.11	$35.30
10/2/2006	12/29/2006	$38.15	$34.71	$37.21
1/3/2007	3/30/2007	$38.11	$34.09	$35.36
4/2/2007	6/29/2007	$39.29	$34.76	$38.28
7/2/2007	9/28/2007	$41.77	$36.90	$41.40
10/1/2007	12/31/2007	$42.12	$36.25	$37.07
1/2/2008	3/31/2008	$37.49	$31.70	$37.01
4/1/2008	6/30/2008	$38.43	$26.26	$26.69
7/1/2008*	7/11/2008*	$28.06*	$26.91*	$27.66*
*	As of the date of this pricing supplement available information for the third calendar quarter of 2008 includes data for the period from July 1, 2008 through July 11, 2008. Accordingly the ``Quarterly High,” ``Quarterly Low,” and ``Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third quarter of 2008.

The graph below illustrates the performance of General Electric’s common stock from March 2, 1998 through July 11, 2008, based on information from Bloomberg. The dotted lines represent the Starting Price, equal to the closing price on July 11, 2008, and the Trigger Price, equal to 75% of the closing price on July 11, 2008. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

What Are the Tax Consequences of the Securities?

The following is a general description of certain United States federal income tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under “U.S. Tax Considerations” in the accompanying product supplement and supersedes it to the extent inconsistent therewith. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

♦	a dealer in securities,
♦	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
♦	a bank,
♦	a life insurance company,
♦	a tax-exempt organization,
♦	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or
♦	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States Holder. You are a United States Holder if you are a beneficial owner of Securities and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES. THE RISK THAT THE SECURITIES WOULD BE RECHARACTERIZED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AS INSTRUMENTS GIVING RISE TO CURRENT ORDINARY INCOME (EVEN BEFORE THE RECEIPT OF ANY CASH) AND SHORT-TERM CAPITAL GAIN OR LOSS (EVEN IF HELD FOR A PERIOD LONGER THAN ONE YEAR), IS HIGHER THAN WITH OTHER NON-PRINCIPAL-PROTECTED EQUITY-LINKED SECURITIES.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities as a pre-paid derivative contract with respect to the underlying stock and the terms of your Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount realized at such time and your tax basis in the Securities. In general, your tax basis in your Securities would be equal to the price you paid for them. Capital gain of a noncorporate United States Holder is generally taxed at preferential rates where the property is held more than one year. The deductibility of capital losses is subject to limitations. If you acquired your Securities on original issuance, your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments.  The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above.

For example, it is possible that your Securities could be treated as a cash settled put option written by you and a deposit paid to secure your obligations under the put option. Under this characterization, if the securities are not called, you may realize short term capital loss on the Maturity Date, and upon a call of the Securities, a portion of the payment you receive may be considered attributable to interest or original issue discount on the deposit (which you may be required to accrue over the term of the Securities) with the balance being considered the amount realized for the Security upon which you may realize a short term capital gain or loss. You should consult your tax advisor as to the possible consequences to such a characterization.

It is also possible that your Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, call, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Security. Any gain you recognize upon the sale, call, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be an ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be a capital loss.

Alternatively, the Internal Revenue Service could possibly assert that (i) you should be treated as owning the underlying stock, (ii) you should be required to accrue interest income over the term of your Securities or (iii) any gain or loss that you recognize upon the call or maturity of your Securities should be treated as an ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

If your Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Treasury Regulations Requiring Disclosure of Reportable Transactions.  Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting.  If you are a noncorporate United States Holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

♦	payments of principal and interest on Securities within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and
♦	the payment of the proceeds from the sale of Securities effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States Holder that:

♦	fails to provide an accurate taxpayer identification number,
♦	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or
♦	in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of Securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Securities that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

♦	the proceeds are transferred to an account maintained by you in the United States,
♦	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

♦	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

In addition, a sale of Securities effected at a foreign office of a broker will generally be subject to information reporting if the broker is:

♦	a United States person,
♦	a controlled foreign corporation for United States tax purposes,
♦	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or
♦	a foreign partnership, if at any time during its tax year:
♦	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or
♦	such foreign partnership is engaged in the conduct of a United States trade or business.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders.  If you are not a United States Holder, you will not be subject to United States withholding tax with respect to payments on your Securities but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2008 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	386,575	389,198
Total Debt	386,575	389,198
Minority Interest(2)	6,310	6,353
Shareholders’ Equity	16,386	16,497
Total capitalization	409,271	412,048

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 1.00679 (the exchange rate in effect as of March 31, 2008).